Exhibit 10.1

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

LICENSING AGREEMENT

This LICENSING AGREEMENT (the “Agreement”) is entered into by and between SONOMA PHARMACEUTICALS, inc., a corporation incorporated under the laws of Delaware hereinafter referred to as “Licensor” and MicroSafe Group DMCC, an organization under the laws of the United Arab Emirates, hereinafter referred to as “Licensee” (all Parties jointly referred to as the “Parties”) as of July 27, 2020 (the “Effective Date”).

WHEREAS, Licensor is the sole holder of any and all right, title and interest in and to Licensor Intellectual Property and Know-how related to the Licensed Products (as such term is defined below).

WHEREAS, Licensee wishes to obtain from Licensor a non-exclusive license to commercialize the licensed products in the Territory pursuant to the terms hereunder.

WHEREAS, Licensor and Licensee entered into an asset purchase agreement for the sale of certain disinfectant, wound care and animal health care product rights and assets for the Middle East and disinfectant rights and assets for the European and Australian markets and the exclusive right to sell hard surface disinfectant products in certain territories in Europe and Australia dated February 21, 2020 (the “Asset Purchase Agreement”).

WHEREAS, Licensor and Licensee seek to obtain regulatory approval from the U.S. Environmental Protection Agency (“EPA”) for the Licensed Product for the claim that the Licensed Product fights certain viruses;

The Parties hereby, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, agree on the following:

CLAUSES

FIRST. Definitions.

1.01       For all purposes of this Agreement, unless the context otherwise requires, the following definitions shall apply and shall include the plural as well as the singular:

“Affiliate” means with respect to any Person or entity (i) any other Person or corporation directly or indirectly controlling, controlled by, or under common control with a Party to this Agreement or (ii) any partnership, joint venture, or other entity directly or indirectly controlled by, controlling, or under common control with, a Party to this Agreement, but in each case only for so long as such ownership or control shall continue. For purposes of this definition, the term “control” as applied to any Person or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person or entity, whether through ownership of voting securities or otherwise.

“Agreement” means this Licensing Agreement, together with the exhibits hereto, and any certificate, Consent, representation, instrument or any other document executed and delivered pursuant to the provisions hereunder.

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“Applicable Laws” means all applicable provisions of all (i) constitutions and treaties subscribed by any Governmental Authority; (ii) all statutes, laws (whether federal, state or local law (including the common and civil law)), codes, rules, regulations, ordinances or orders of any Governmental Authority, (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority and (iv) any administrative rule or order of general application issued by any Governmental Authority.

“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which banks are generally open for business in the United States for the transaction of normal banking business.

“Claim” means any and all litigation, claims, demands, actions, causes of action, suits, injunctions, judgments, decrees, settlements, investigations, proceedings (administrative, arbitral, mediated or otherwise) and audits of any nature (other than audits voluntarily performed in the ordinary course of business).

“Commercialize” means all activities undertaken relating to the use, pre-marketing, marketing, sale, distribution, and import of the Licensed Product.

“Consent” means any consent, approval, authorization or similar affirmation by or notice to any Person under any agreement, Applicable Law or Governmental Authorization.

“Confidential Information” has the meaning set forth in Section 12 of this Agreement.

“Dollars” or “US$” means United States of America dollars.

“EPA” means the United States Environmental Protection Agency.

“Equipment” means the equipment described in the Exhibit 2.

“Field” means hard surface disinfectant use.

“Governmental Authority” means any federal, state or public authority, domestic or foreign, exercising governmental powers and having jurisdiction in connection with this Agreement; and all statutes, laws, ordinances, regulations, orders, decrees, permits, licenses approvals, writs, process and rules issued thereby that may operate in connection with this Agreement.

“Governmental Approvals” means, with respect to the Licensed Products, any and all approvals (including applications and supplements and amendments thereto), licenses, product registrations (except manufacturing establishment registrations) permits, orders, certificates, approvals or other similar authorization of any Governmental Authority solely related to the Products and necessary to commercially distribute, sell or market such Product in the Territories.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) patent, (b) Know-how, (c) rights associated with works of authorship including copyrights and mask work rights, (d) trademarks, (e) trade secrets, and (f) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

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“Know-how” means (a) techniques, data and information relating to the Microcyn Technology or the Licensed Products , including but not limited to, inventions, practices, methods, manufacturing processes, knowledge, know-how, skill, trade secrets, experience, test data (including pharmacological, toxicological, and clinical test data), data, records, and information derived from studies, regulatory submissions, adverse reactions, analytical and quality control data, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, and (b) compound compositions of matter and assays relating to the Microcyn technology or the Licenses Products.

“Label” or “Labelling” means all labels and other written, printed or graphic matter upon the Licensed Products or any container or wrapper utilized with a Licensed Product, and/or any written material accompanying a Licensed Product, including without limitation, package inserts.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Licensed Products” means the products listed in Exhibit 1.

“Microcyn Technology” means Licensor’s patented performance stabilized hypochlorous acid technology.

“Party” means each of the Licensor and/or Licensee, as the context so requires, or Licensor and Licensee jointly.

“Permitted Use” means the use in accordance with applicable Product label claims.

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a government or political subdivision, department or agency of a government.

“Tax” means all federal, state, local, foreign and other income duties as provided by applicable laws together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Term” means the term of this Agreement as defined in Section 7.01.

“Territory” means the Unites States of America.

“Third Party” means any Person other than Licensor or Licensee, their respective Affiliates and permitted successors and assigns.

“Trademarks” means any trademarks, logos or other words or symbols identifying or making reference to the products, services or technology of a Party used in its business or its Affiliates.

“Transfer Price” means the prices listed in Exhibit 3.

1.02       Construction. Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Except as otherwise specifically indicated, all references to Exhibit numbers refer to Exhibits of this Agreement, and all references to Exhibits refer to Exhibits attached hereto and incorporated herein. The words “herein”, “hereof”, “hereinafter”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular Exhibit hereof. The term “including” as used herein means including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

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SECOND. Grant of License.

2.01       As of the Effective Date of this Agreement, Licensor hereby grants to Licensee the non-exclusive right and license under the Licensor Intellectual Property and the Licensor Know-how to sell and Commercialize the Licensed Product solely using the Equipment in the Territory and within the Field during the Term of this Agreement (the “License”). For the purpose of clarity, under no circumstances, do the Parties intend to transfer any Intellectual Property.

2.02       Licensee shall be permitted to grant sublicenses only with the prior written approval of Licensor. Each sublicense agreement shall be in writing and shall contain obligations of the Third Party materially similar to the obligations of Licensee hereunder, and no less favourable to Licensor’s rights than the provisions contained in this Agreement. Licensee shall be liable to Licensor for acts or omissions of any sublicensee not in conformity with the terms of this Agreement or any agreement between Licensee and any sub-licensee. In any case, any sublicense agreement signed by Licensee shall include a section providing that Licensor shall authorize the terms and conditions of any such sublicense agreement within the following ten (10) Business Days after execution. If Licensor does not grant such authorization, the sublicense agreement may not enter into effect and shall be null and void. Licensee shall deliver to Licensor an original of any such sublicense agreement duly signed by the Parties, within ten (10) calendar days after signature so that Licensor may grant its authorization; if such authorization is not given in writing with the referred term, the authorization shall be considered as withheld. Licensee shall remain liable for all the work, acts and omissions of the sublicenses or Third Parties, including compliance with the terms of this Agreement. No use of any sublicensee or Third Party will release Licensee from its responsibilities and liabilities under this Agreement, including, but not limited to, its indemnification obligations. Licensor shall have to right to request that Licensee terminate any sublicense upon discovery of any violation of this Agreement.

2.03       The License is limited to and may be exercised by Licensee and/or its permitted sublicensees solely for the purpose of Commercializing the Licensed Product in the Territory for the Permitted Use in the Field during the Term of this Agreement.

2.04       Except for those licenses expressly granted pursuant to this Section 2, each of the Parties acknowledges and agrees that no other license is granted, by implication or otherwise.

THIRD. Regulatory Approvals.

3.01       Licensor shall be solely responsible to prepare, file and maintain the Approval Applications with the EPA for the Licensed Product in the Field in the Territory, including preparing all reports necessary as part of the Approval Applications. Licensor shall be solely responsible to interact with and correspond with the EPA. Licensor shall use commercially reasonable efforts to file the Approval Applications for the Licensed Product in due time.

3.02       Promptly after the Effective Date, Licensee shall disclose and provide to Licensor all Know-how that is available to Licensee and required to file the Approval Applications with the EPA, in particular the data underlying the Australian register for therapeutic goods designation of Nanocyn. Licensee shall provide Licensor with reasonable support directed towards securing and maintaining the Regulatory Approvals.

3.03.       Licensee shall pay the fees and expenses for the Approval Applications, including filing, registration and any required testing fees. If Licensor prepays or pays such fees or expenses, it shall be reimbursed by Licensee within 30 calendar days.

3.04       Licensor shall be the legal and beneficial owner of the Approval Application and related Regulatory Approvals in the Territory.

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FOURTH. Commercialization.

4.01       Licensee shall have the non-exclusive right to Commercialize the Licensed Product in connection with the Equipment, either by itself or through its Affiliates or Third Parties, subject to compliance with Section 2.02, in the Field in the Territory during the Term of the Agreement. Licensee shall use commercially reasonable efforts to Commercialize Licensed Products in connection with the Equipment in the Field in the Territory, as soon as Regulatory Approvals have been obtained. Licensee shall determine the pricing for the Licensed Product and the Equipment at its sole discretion.

4.02           Licensee agrees to ascertain and materially comply with all Applicable Laws and standards of industry or professional conduct in connection with the Commercialization of the Licensed Products; including, without limitation, those applicable to product claims, Labelling, approvals, registrations and notifications. Licensee agrees to work with Licensor to market and Label the Licensed Product consistent with all applicable regulatory Label Claims. Licensee shall not, and shall cause its Affiliates and sublicensees not, to make any representations or warranties relating to the Licensed Product except for those representations contained in this Agreement. Licensee agrees not to make, and agrees to cause its Affiliates and sublicensees not to make, any representation or warranty, whether oral or in writing, regarding the Licensed Product that is not consistent with the Label Claims authorized in the Territory. Licensee will pay Licensor a fee of U.S.$[___] to cover the cost of label design and printing and to ensure such labelling complies with U.S. law. Subsequent design changes whether due to changes in marketing or changes in legal compliance may incur additional fees. If Licensor determines the label needs to be modified for legal reasons whether it is a change in law or a change in other situations such as a change in the U.S. regulatory clearances, Licensor shall charge Licensee the actual costs of changing such label.

4.03           Neither Licensee nor any of its Affiliates, either directly or through Third Parties, will knowingly supply Licensed Products to any customer outside the Field or outside the Territory or to any customer in the Territory for resale outside the Territory, unless permitted by the Asset Purchase Agreement. If Licensed Products are sold outside of the Territory and such breach of this contract is not cured in 30 calendar days following written notice to Licensee, Licensor will have the right to terminate this Agreement including fees paid pursuant to this Agreement.

4.04           Licensor shall have the non-exclusive right to Commercialize the Licensed Product, either by itself or through its Affiliates or Third Parties in the Field in the Territory and outside the Territory, except where Licensee holds an exclusive license under the Asset Purchase Agreement.

4.05           If Licensor enters into a licensing agreement for the right to Commercialize the Licensed Product in the Field in the Territory with a Third Party not already utilized as a sublicensee by Licensee (a “Third Party Licensing Agreement”), during the period that is five years following the execution of this Agreement, Licensee shall receive a [___] percent commission on any up-front lump-sum payment excluding any payment or part of a payment that relates to Licensor’s set up fees or covering Licensor’s regulatory compliance costs. If Licensor enters into an exclusive Third Party Licensing Agreement, Licensee shall also receive a [___] percent commission on any net revenue collected by Licensor during the Term under any such Third Party Licensing Agreement. Net revenue shall exclude returns and credits for any reason including recalls and contractual allowances. Net revenue shall also exclude bad debts. Licensor shall pay such any commissions within 60 calendar days of receiving payment. For the avoidance of doubt, no payments under this Section shall be due to Licensee for any Third Party Licensing Agreements entered into by Licensor after the expiration of the Term of this Agreement, whether or not the Third Party Licensing Agreement was entered into before the expiration of such Term or not. Additionally, there is a cap of $1,000,000 that can be received by Licensee under this Section covering in aggregate all fees due under this Section.

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FIFTH. Supply of Products.

5.01           Licensor shall supply Licensee with the Licensed Product for Commercialization in the Territory from time to time. Licensor shall not be liable for non-performance or delay in performance to supply Licensed Products caused by any event reasonably beyond the control of Licensor, including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, pandemic or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

5.02           Licensee shall pay the Transfer Prices detailed in Exhibit 3 for all Licensed Products shipped to Licensee. If a tariff, tax, duty or other fee (the “Tariff”) is imposed on the delivery any of the Licensed Products to Licensee, the Transfer Prices shall increase by the actual cost of such Tariff.

5.03           All Transfer Prices are exclusive of any taxes, shipping expenses, and insurance. Licensee shall pay to Licensor the Transfer Prices by wire transfer within thirty (30) calendar days after each Licensed Product delivery date. Licensor shall have the right to charge Licensee interest on late payments. Interest shall accrue at a rate of 5% on an annual basis. Should Licensor need to take action to collect past due amounts, Licensee shall reimburse Licensor for any actual expenses incurred in the collection, including reasonable attorney’s fees.

5.04           Licensee shall order Licensed Products at least eight (8) weeks prior to scheduled delivery by written purchase orders which shall be expressly accepted by OTM. No shipments will be made without a written purchase order. Purchase orders shall be sent directly to Licensor’s subsidiary Oculus Technologies de Mexico (“OTM”). There shall be no returns of any Licensed Products, except for any Licensed Products damaged during shipping. Licensee shall notify Licensor in writing of any such damages and obtain authorization to return damaged Licensed Products to OTM. Licensor shall ensure that such authorization shall not be unreasonably withheld by OTM. Licensor, at its sole discretion, shall either credit Licensee for damaged Licensed Products or send replacement Licensed Products.

5.05           Location of manufacturing of Licensed Products by OTM and delivery of such Licensed Products shall be FCA Oculus Technologies de Mexico, Industria Vidriera 81, Zapopan Industrial Norte, Zapopan, Jalisco, 45135, Mexico (Incoterms 2010). Licensor may relocate manufacturing of the Licensed Products to another location at any time, provided that the new manufacturing facility has the same registrations and approvals as the current facility.

5.06           On each anniversary of the Effective Date, the Parties shall renegotiate the Transfer Prices within thirty (30) calendar days in good faith. The Transfer Price shall be increased for (a) any change in actual cost of goods produced, (b) by the percentage change based on the U.S. Producer price index – final demand goods published by the Bureau of Labor Statistics for the period from the Effective Date through each subsequent 12 months-period, respectively, and (c) the actual cost of any Tariff or other tax imposed on Licensor if not already applied pursuant to Section 5.02. Notwithstanding the foregoing, the parties agree that maximum annual increase in the Transfer Price of a Licensed Product shall be capped at [___]%.

SIXTH. Ownership of Intellectual Property.

6.01       Licensor shall retain and own all right, title and interest in and to its Intellectual Property.

6.02       Licensor shall have the sole responsibility and obligation to prosecute, defend and maintain existing Intellectual Property against all infringements and alleged infringements in the Territory.

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6.03       Each Party will own all right, title, and interest in and to the inventions made solely by its employees or agents.

6.04       The Parties will jointly own all right, title, and interest in and to the inventions made jointly by the employees or agents of each Party (“Joint Inventions”). Subject to the terms of this Agreement, the Parties will negotiate in good faith a policy for protecting (including patent prosecution) and exploiting (including sharing of any related revenues) the Joint Inventions, whether by way of licensing or by establishment of a related business relationship. Unless the Parties otherwise agree and except as otherwise expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits, or to obtain the other Party’s approval to license or exploit any Joint Invention. Authorship, inventorship, and other indicia of which Party developed an Invention will be determined in accordance with United States intellectual property laws in effect at the time of development.

SEVENTH. Term and Termination.

7.01       Term. The term of this Agreement shall be of five years (5) from the Effective Date (the “Term”).

7.02       Termination. Either Party may terminate this Agreement upon material breach that is subject to cure that is not cured within thirty (30) calendar days of written notice of breach (the “Cure Period”). Such termination shall be without prejudice to the terminating Party’s claims for damages, reimbursement indemnification for the losses incurred by reason of such termination or non-compliance of the Agreement and, as the case may be, payment of liquidated damages in accordance with that provided herein.

7.03       In the event any Party is legally declared in bankruptcy, insolvency, moratorium of payment, reorganization or liquidation, or if either Party makes any assignment for the benefit of its creditors, then this Agreement may be, to the extent permitted under applicable law, terminated forthwith by the other Party through written notice to the other Party subject to proceedings covered by this Section of the Agreement.

7.04       In the event that any of the representations and warranties expressed by the Parties in Section 8 of this Agreement or in any other of its Sections, is incorrect, false, fraudulent, negligent, incomplete or misleading or in any manner whatsoever, then this Agreement may be terminated forthwith by the other Party through written notice to the other Party.

7.05       Except to the extent expressly provided to the contrary, the following provisions shall survive the termination of this Agreement: Section 6, Section 11, Section 12 and Section 13.

EIGHTH. Representations and Warranties.

8.01       Mutual Representations. Licensor and Licensee hereby individually represent and warrant the following:

(a) Each of them is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) Each of them has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c) Each of them has taken all necessary action on its part to authorize the execution and delivery of this Agreement. This Agreement has been duly executed and delivered on behalf of them and constitutes a legal, valid, binding obligation, enforceable against each of them in accordance with its terms;

(d) Each of them is not object to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

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(e) To the best of their knowledge, there are no investigations, adverse Third Party allegations, claims or actions against them, including any proceedings or any pending or threatened action against any of them by or before any Government Authority, relating to the Licensed Product;

(f) The execution and delivery of this Agreement will not (i) violate the certificate of formation, operating agreement, certificate of incorporation, by-laws or any other organizational document of each of them, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which any of them is a party or by which any of them are bound, or result in the creation or imposition of any lien upon any of Intellectual Property, or (iii) violate or conflict with any law, rule, regulation, judgment, order or decree of any court applicable to each of them;

(g) As of the Effective Date there are no claims pending or, to its knowledge, threatened against it or any of its Affiliates by any Third Party, which might affect adversely its ability to perform under this Agreement. It has not been notified of, nor does it have knowledge of, any circumstances or set of circumstances that would put it in any such situation.

(h) The Parties understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised, which prohibits the promise, payment or giving of anything of value either directly or indirectly to any government official for the purpose of obtaining or retaining business or any improper advantage. For purposes of this Section, “government official” means:

i. any official, officer, representative, or employee of, including any doctor employed by, any non-U.S. government department, agency or instrumentality (including any government-owned or controlled commercial enterprise), or

ii. any official of a public international organization or political party or candidate for political office.

The Parties shall furthermore ensure that their Affiliates which have rights or obligations under this Agreement understand and agree to comply with the U.S. Foreign Corrupt Practices Act, as revised with regard to activities performed under this Agreement.

(i) The Parties, its Affiliates and its shareholders are not engaged or in any manner whatsoever related to illegal or illicit acts or activities and that the financial resources used for the compliance of the obligations undertaken hereunder derive from legal activities and sources. The Parties further represent that they are in full compliance with all applicable laws, rules and regulations that are applicable to their activities.

8.02       Licensor’s Representations. Licensor hereby represents and warrants the following:

(a) There are no claims pending or threatened against Licensor or any of its Affiliates or current distributors or licensees by any Third Party with respect to ownership, validity or enforceability of any of the Intellectual Property in the Territory. Licensor represents that it has not been notified of, nor does it have knowledge of, any circumstances or set of circumstances that would put Licensor on notice that use of any of the Intellectual Property is subject to contest in the Territory.

(b) Licensor represents and warrants that all Licensed Product will be manufactured in accordance with good manufacturing practices and when supplied will comply with Regulatory Approvals.

(c) As of the Effective Date, there is no claim, action or proceeding pending or, to Licensor knowledge, threatened against Licensor or its Affiliates, in respect of the Intellectual Property or the distribution or Commercialization of the Licensed Products in the Territory, or the transactions contemplated by this Agreement, in respect of which Licensee would become liable as a result of the consummation of the transactions contemplated hereby. Should any claim, action or proceeding arise involving the Intellectual Property or the distribution or Commercialization of the Licensed Products in the Territory, Licensor shall unconditionally cooperate, at its expense, with Licensee as requested, to fully assert or defend Licensee’s rights under this Agreement.

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8.03       Licensee’s Representations. Licensee hereby represents and warrants the following:

(a) As of the Effective Date, there is no claim, action or proceeding pending or, to Licensee’s knowledge, threatened against Licensee or its Affiliates, in respect of which Licensor would become liable as a result of the consummation of the transactions contemplated hereby. Should any claim, action or proceeding arise involving the Licensor or the Manufacturing, Licensee shall unconditionally cooperate, at its expense, with Licensor or Manufacturer as requested, to fully assert or defend Licensor and Manufacturer’s rights under this Agreement; and

(b) Licensee represents and warrants that Licensed Product will be used, promoted, marketed, imported, offered for sale, sold and/or distributed in accordance with good practices and in material compliance with Applicable Law and the terms of this Agreement.

NINTH. Taxes, Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for payment of Taxes caused to each of them in accordance with their corresponding tax applicable Law. Each Party shall bear its own expenses and fees (including without limitation, if incurred, fees and expenses of legal counsel, investment bankers, brokers, auditors, or other consultants) incurred in connection with any matter whether or not relating to or arising out of this Agreement or the Transaction contemplated hereby.

TENTH. Insurance. Each Party agrees to maintain product liability insurance consistent with industry standards for a product of this nature, and shall name the other as an additional insured under such policy for bodily injury and property damage for commercial general liability, including product liability. Neither Party’s liability under this Agreement shall be limited by the amount of insurance that it maintains.

ELEVENTH. Indemnity.

11.01       Indemnification by Licensor. Licensor agrees to defend, hold harmless and indemnify Licensee, its Affiliates and its and their agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney’s fees, costs and disbursements) resulting from suits, claims, actions and demands, in each case brought by a third party arising out of: (a) a breach of any of Licensor’s representations and warranties under Section 8 or , (b) any bodily harm or death caused by the on-label use of the Licensed Product, including without limitation recalls, warranty claims and product liability claims.

11.02       Indemnification by Licensee. Licensee hereby agrees to defend, hold harmless and indemnify Licensor, its Affiliates and its agents, directors, officers and employees from and against any liability or loss or liability for any and all judgments, claims, causes of actions, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including reasonable attorney´s fees, costs, and disbursements), resulting from suits, claims, actions and demands, in each case brought by a third-party arising out of: (a) a breach of any of Licensee’s representations and warranties under this Section 8, (b) any bodily harm or death caused by the off-label promotion of the Licensed Product by Licensee, (c) any liability in connection with the marketing, sale or distribution by Licensee of the Licensed Products, including without limitation recalls, warranty claims and product liability claims.

11.03       Indemnification Procedure. If the indemnitee becomes aware of a third-party claim that (if successful) will result in a loss to be indemnified under this Section, the indemnitee will promptly notify the indemnitor in writing. Failure or delay in giving such notice shall not affect the right to be indemnified except to the extent that it prejudices the defense of the claim. If the indemnitor acknowledges that the claim (if successful) will result in a loss within its obligation to indemnify under this Section, it may assume the defense by giving the indemnitee written acknowledgement of its indemnity obligation and notice of its election to assume the defense within five (5) calendar days after receiving the notice of the claim. If the indemnitor acknowledges its obligation to indemnify and assumes the defense, it will have both the duty to defend and the right to control the defense. The indemnitor will conduct the defense in a prudent manner and will keep the indemnitee reasonably informed as to the status of the defense. The indemnitee will cooperate with the defense and may retain separate counsel at its own expense to participate in, but not control, the defense. The indemnitor shall not settle a claim without the consent of the indemnitee, and that consent may not be unreasonably withheld or delayed. If the indemnitor does not timely assume the defense, the indemnitee will have the right (but no duty) to defend or settle the claim at the risk of the indemnitor. The indemnitor will reimburse the indemnitee for its expenses (including reasonable attorney’s fees) of defending or settling the claim.

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TWELVETH. Confidentiality. All Confidential Information provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Clause. As used in this Clause, “Confidential Information” means (a) all information disclosed to the Receiving Party by the Disclosing Party in connection with this Agreement or any Ancillary Agreements, including all information with respect to the Disclosing Party, and (b) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding Subsection (a), in each case, whether written or oral. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i)	is subject to this Transaction or is related to the Assets;

(ii)	was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(iii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iv)	became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement;

(v)	is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(vi)	is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information.

THIRTEENTH. Miscellaneous.

13.01       Liability. Nothing in this Agreement shall be effective to limit or restrict any liability of any Party in respect of:

i. Death, personal injury, loss or claim resulting from fraud, gross negligence or wilfull misconduct as otherwise prohibited by law; or

ii. Any fraudulent or negligent misrepresentation.

Subject to paragraphs (i) and (ii) herein above, the Parties will not be liable to the other for any punitive, incidental, special, indirect or consequential damages, including loss of profits, revenue or income, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

For the avoidance of doubt, the provisions of each sub-section of this Section 13.01 shall each be construed as a separate exclusion of liability.

The Parties acknowledge that monetary damages may be inadequate for a breach of this Agreement by any Party. Accordingly, the Parties agree that any other Party may seek the granting of injunctive relief as one of the remedies available to it in respect of any breach by any Party.

13.02       Assignment of Rights, Third Party Rights. This Agreement is strictly personal to the Parties and shall be binding and to the benefit of the Parties concluding it. Neither this Agreement nor any rights, benefits or obligations hereunder may be assigned by either Party without the prior written Consent of the other Party. Successors and assigns of a Party (including through administration, liquidation or other analogous process) shall be bound by this Agreement and any Person acquiring control of a Party (including through administration, liquidation or other analogous process) shall not interfere with this Agreement or its performance in any way which is adverse to the other Party's interests. Except as expressly provided for in this Agreement, none of the provisions of this Agreement will grant any right, interest or action in favour of any Person (other than the Parties) or will benefit any Person (other than the parties who appear to this Agreement).

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13.03       Entire Agreement. This Agreement together with its Exhibits represents the entire agreement between Licensor and Licensee with respect to the subject-matter thereof and, therefore, supersedes any verbal or written agreement, understandings and negotiations between the Parties, which may have related to the subject matter hereof prior to the date hereof.

13.04       Amendments. Any modification or amendment to this Agreement will only be effective when the Parties have agreed in advance in writing. The Parties may not change the terms of this Agreement unless in writing signed by them. Any waiver of any term or condition of this Agreement shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a Party’s rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement. No amendments or variations to this Agreement shall be effective unless made in writing and signed by the duly authorized representative of the Parties.

13.05       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect other provisions of this Agreement. Every provision shall be construed and interpreted in all cases as being effective and valid according to the Law. In the event that one or more provisions of this Agreement become invalid, illegal or unenforceable in any manner, such provision or provisions shall be ineffective only with respect to invalidity, illegality or unenforceability in question, without implying such invalidity, illegality or unenforceability of such provision or any other contained in this Agreement, unless such interpretation is not reasonable.

13.06       Force Majeure. A Party shall not be liable for non-performance or delay in performance (other than obligations regarding confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency.

13.07       Statutory references. Any references to any statue, law, regulation, or ordinance shall be deemed to include any amendments thereto from time to time or any successor statue, law, regulation or ordinance thereof.

13.08       Notifications. Any notice or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service or by email, addressed as follows:

Licensor	Licensee
645 Molly Lane, Suite 150 Woodstock, GA 30189 Attn. Bruce Thornton Email:	MicroSafe Group DMCC Liwa Heights Bldg Cluster W, Office 3908 Jumeirah Lake Towers, Dubai Email: Phone:
With a copy to (which shall not constitute Notice): Amy Trombly, Esq. Trombly Business Law, PC 1314 Main St., Suite 102 Louisville, CO, 80027 Email:

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Notices shall be deemed given when received if hand-delivered, and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if sent by express courier or delivery service, or sent by certified or registered mail or email, or at latest 72 hours after being sent.

13.09       Applicable Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.10       Counterparts. This Agreement may be executed in four counterparts, in original all of which shall be considered one and the same agreement, and all of which shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

13.11       Expenses. Except as otherwise specifically provided herein, the Parties shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transaction hereunder.

13.12       Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled.

13.13       No Presumption Against Drafter. The Parties agree understand and agree that (i) this Agreement and the Ancillary Agreements are freely negotiated by both Parties, and (ii) in any controversy, dispute or contest over the meaning, interpretation, validity or enforceability of this Agreement or any Ancillary Agreement or any of its or their terms or conditions, there shall be no inference, presumption or conclusion drawn against either Party by virtue of that Party having drafted this Agreement or any portion thereof.

[Signature Page follows.]

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IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the Effective Date.

Licensor

/s/ Amy Trombly

By: Mrs. Amy Trombly, CEO Sonoma Pharmaceuticals, Inc.

Licensee

/s/ Safa Qadumi

By: Mrs. Safa Qadumi, CEO MicroSafe Group DMCC

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EXHIBIT 1

Licensed products

Microsafe Disinfectant and Sanitizer

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EXHIBIT 2

EQUIPMENT

Acquired from Third Party: Nebulizer, Aerosol sprayer

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EXHIBIT 3

TRANSFER PRICES

Microsafe Disinfectant and Sanitizer, 5 liter

each Transfer Price subject to increase in accordance with Section 5.

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